Exhibit 99.2

Press Release

FOR IMMEDIATE RELEASE

Contacts:

Steven E. Brady, President and CEO

Donald F. Morgenweck, CFO

(609) 399-0012

OCEAN SHORE HOLDING CO. AND

OCEAN CITY HOME BANK

ADD A NEW DIRECTOR

Ocean City, New Jersey – November 17, 2010 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced that Dorothy F. McCrosson has been appointed to the board of directors of Ocean Shore Holding Co. (the “Company”) and Ocean City Home Bank (the “Bank”), effective as of January 1, 2011. Ms. McCrosson will serve on the Nominating/Corporate Governance Committee.

Ms. McCrosson is currently the managing partner of Taht, Stanton & McCrosson, P.C., a general practice law firm located in Ocean City, New Jersey that has provided counsel to Ocean City Home Bank for many years.

Ms. McCrosson received her undergraduate degree from Boston College and her juris doctorate from Villanova University School of Law. She is currently the President of the Cape May County Bar Foundation, has served as past-President of the Cape May County Bar Association and is the recipient of the 2010 Professional Lawyer of the Year Award for Cape May County. Ms. McCrosson is also an active member of the community and served on the St. Augustine Regional School Board for almost fifteen years.

Commenting on the appointment of Ms. McCrosson, Steven E. Brady, President and Chief Executive Officer of the Company, said “We are pleased to add Ms. McCrosson’s experience and expertise to our board of directors. The Company is fortunate to have the services of such a prominent and active member of the community.”

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of ten full-service banking offices in eastern New Jersey.